As filed with the Securities and Exchange Commission on November 16, 2011
Registration No. 333-133111

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

Post-Effective Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

ENERGY SERVICES OF AMERICA CORPORATION
(Exact name of registrant as specified in its charter)

_______________

Delaware	6770	20-4606266
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2450 First Avenue, Huntington, West Virginia 25703
(304) 528-2791
(Address, including zip code, telephone number,
including area code, of registrant’s principal executive offices)
_______________

Copies of all correspondence to:

Marshall T. Reynolds	Alan Schick, Esq.
Chairman of the Board and	Luse Gorman Pomerenk & Schick, P.C.
Chief Executive Officer	5335 Wisconsin Avenue, N.W.
Energy Services of America Corporation	Suite 780
2450 First Avenue, Huntington, West Virginia 25703	Washington, D.C. 20015
(304) 528-2791	(202) 274-2000
(304) 528-2762-Facsimile	(202) 362-2902 Facsimile
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer                                          ☐                                Accelerated filer                                                       ☐
Non-accelerated filer                                            ☐                                Smaller reporting company                                    ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered		Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price (1)	Amount of registration fee
Units, each consisting of one shares of Common Stock, $0.0001 par value per share, and two Warrants	(2)	11,500,000 Units	$6.00	$69,000,000		$7,383
Shares of Common Stock included as part of the Units	(2)	11,500,000 Shares	$—	$—	$	—(3)
Warrants included as part of the Units	(2)	23,000,000 Warrants	$—	$—	$	—(3)
Shares of Common Stock underlying the Warrants included in the Units		23,000,000 Shares	$5.00	$115.000,000		$12.305
Underwriters Purchase Option (“Option”)		1 Option	$100.00	$100.00	$	—(3)
Units underlying Option (“Underwriters Units”)		500,000 Units	$7.50	$3,750,00		$401
Shares of Common Stock included as part of the Underwriters Units		500,000 Shares	$—	$—	$	—(3)
Warrants included as part of the Underwriters Units		1,000,000 Warrants	$—	$—	$	—(3)
Shares of Common Stock underlying the Warrants included in the Underwriters Units		1,000,000 Shares	$6.25	$6,250,000		$669
Total				$194,000,100	$20,758*

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
Includes 1,500,000 Units and 1,500,000 shares of Common Stock and 3,000,000 warrants underlying such Units which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	No fee required pursuant to Rule 457(g).

*Previously paid.

This Post-Effective Amendment No. 1 is filed for the purpose of deregistering the following securities heretofore registered and offered by Energy Services of America Corporation  (together with its predecessor Energy Services Acquisition Corp., the “Company”) pursuant to the terms of a the Prospectus dated August 30, 2006.

•
12,000,000 units (the “Units”), each consisting of one share of common stock, $0.0001 par value per share (the “Common Stock”) and two warrants (the “Warrants”) to purchase shares of Common Stock.  Of these:

o
8,600,000 Units were offered and sold by the Company, but have now been cancelled because all Units have been converted into Warrants and Common Stock, and all Warrants either have been properly tendered and not withdrawn and accepted by the Company pursuant to an exchange offer that closed on September 28, 2011(the “Exchange Offer”) or have expired by their terms on October 12, 2011;

o	1,400,000 Units were not offered or sold by the Company as a result of a reduction in the size of the offering;
o	1,500,000 Units were not issued due to the fact that the underwriters’ overallotment option was not exercised;
o	450,000 Units were issuable upon the exercise of an Underwriters’ Purchase Option (the “Option”), which expired on August 30, 2011; and
o	50,000 Units were not issued to underlie the Option as a result of a reduction in the size of the offering.

•	24,000,000 Warrants. Of these:
o	2,800,000 Warrants were not issued as part of Units as a result of a reduction in the size of the offering;
o	3,000,000 Warrants were not issued as part of Units due to the fact that the underwriter’s overallotment option was not exercised;
o	100,000 Warrants were not issued to underlie the Option as a result of a reduction in the size of the offering;
o	900,000 Warrants were issuable upon the exercise the Option, which expired on August 30, 2011;
o	16,797,626 Warrants were properly tendered and not withdrawn in the Exchange Offer; and
o	402,374 Warrants expired in accordance with their terms on October 12, 2011.

•	25,062,741 shares of Common Stock. Of these:
o	1,400,000 shares of Common Stock were not issued as part of Units as a result of a reduction in the size of the offering;
o	1,500,000 shares of Common Stock were not issued as part of Units due to the fact that the underwriter’s overallotment option was not exercised;
o	3,000,000 shares of Common Stock were not issuable upon exercise of Warrants due to the fact that the underwriter’s overallotment option was not exercised;
o	2,800,000 shares of Common Stock were not issuable upon exercise of Warrants as a result of a reduction in the size of the offering;
o
14,862,471 shares of Common Stock are no longer issuable upon the exercise of Warrants because the Warrants were either accepted by the Company in the Exchange Offer or expired by their terms on October 12, 2011;

o	450,000 shares of Common Stock were issuable upon the exercise of the Option, which expired on August 30, 2011;
o	50,000 shares of Common Stock were not issued to underlie the Option as a result of a reduction in the size of the offering;
o	900,000 shares of Common Stock are no longer issuable upon exercise of Warrants underlying the Option, which expired on August 30, 2011; and
o	100,000 shares of Common Stock were never issuable upon exercise of Warrants that underlie the Option as a result of a reduction in the size of the offering.

•	One Underwriters’ Purchase Option, which expired by its terms on August 30, 2011.

Because none of the securities set forth above are available for offer or sale pursuant to the Prospectus, the Company requests deregistration of 12,000,000 Units, 24,000,000 Warrants, 25,062,741 shares of Common Stock and one Option pursuant to this Registration Statement as soon as practicable after the filing of this Post-Effective Amendment  No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington, State of West Virginia, on this 16th day of November, 2011.

ENERGY SERVICES OF AMERICA CORPORATION

By:	/s/ Edsel R. Burns
Edsel R. Burns
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Name	Position	Date

By:	/s/ Edsel R. Burns	Chief Executive Officer (Principal Executive Officer)	November 16, 2011
Edsel R. Burns

By:	/s/ Larry A. Blount	Chief Financial Officer, Treasurer/Secretary	November 16, 2011
	Larry A. Blount	(Principal Financial and Accounting Officer)

By:	/s/ Marshall T. Reynolds	Chairman of the Board	November 16, 2011
Marshall T. Reynolds

By:	/s/ Jack R. Reynolds	Director	November 16, 2011
Jack R. Reynolds

By:	/s/ Neal W. Scaggs	Director	November 16, 2011
Neal W. Scaggs

By:	/s/ Joseph L. Williams	Director	November 16, 2011
Joseph L. Williams

By:		Director	November 16, 2011
Richard M. Adams, Jr.

By:	/s/ Keith F. Molihan	Director	November 16, 2011
Keith F. Molihan

By:	/s/ Douglas V. Reynolds	Director	November 16, 2011
Douglas V. Reynolds

By:		Director	November 16, 2011
Eric Dosch

By:	/s/ Nester S. Logan	Director	November 16, 2011
Nester S. Logan

By:	/s/ Samuel G. Kapourales	Director	November 16, 2011
Samuel G. Kapourales

By:	/s/ James Shafer	Director	November 16, 2011
James Shafer